                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              ____________________

                                  SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)
                              ____________________

                             NATIONAL-OILWELL, INC.
                                (NAME OF ISSUER)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                  _____________________________________________
                          (TITLE OF CLASS OF SECURITIES)


                                  637071 10 1
                      __________________________________
                     (CUSIP NUMBER OF CLASS OF SECURITIES)







         THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 194 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13G


CUSIP No. 637071 10 1
--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            General Electric Capital Services, Inc., a Delaware corporation I.R.S. #06-11095031
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware, USA
--------------------------------------------------------------------------------
        NUMBER OF SHARES        5. SOLE VOTING POWER - Disclaimed.  See 9 below.
     BENEFICIALLY OWNED BY     -------------------------------------------------
        EACH PERSON WITH        6. SHARED VOTING POWER - 0
                               -------------------------------------------------
                                7. SOLE DISPOSITIVE POWER - Disclaimed.  See
                                   9 below.
                               -------------------------------------------------
                                8. SHARED DISPOSITIVE POWER - 0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Beneficial ownership of all shares is disclaimed by General
            Electric Capital Services, Inc.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT ON ROW (9)
            Not Applicable.  See 9 above.
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON - CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP No. 637071 10 1
--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            General Electric Capital Corporation, a New York corporation
            I.R.S. #13-1500700
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
            New York, USA
--------------------------------------------------------------------------------
       NUMBER OF SHARES         5. SOLE VOTING POWER - 2,872,804
    BENEFICIALLY OWNED BY       ------------------------------------------------
       EACH PERSON WITH         6. SHARED VOTING POWER - 0
                                ------------------------------------------------
                                7. SOLE DISPOSITIVE POWER - 2,872,804
                                ------------------------------------------------
                                8. SHARED DISPOSITIVE POWER - 0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,872,804
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT ON ROW (9)
            5.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON - CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G




CUSIP No. 637071 10 1
-------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            General Electric Company, a New York corporation
            I.R.S. #14-0089340
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                (b) [X]
-------------------------------------------------------------------------------
3. SEC USE ONLY
-------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
            New York, USA
-------------------------------------------------------------------------------
       NUMBER OF SHARES         5. SOLE VOTING POWER - Disclaimed.  See 9 below.
    BENEFICIALLY OWNED BY       -----------------------------------------------
       EACH PERSON WITH         6. SHARED VOTING POWER - 0
                                -----------------------------------------------
                                7. SOLE DISPOSITIVE POWER - Disclaimed.  See 9
                                   below.
                                -----------------------------------------------
                                8. SHARED DISPOSITIVE POWER - 0
-------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            Beneficial ownership of all shares is disclaimed by General Electric Company.
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT ON ROW (9)
            Not Applicable.  See 9 above.
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON - CO
-------------------------------------------------------------------------------

ITEM 1(a).   NAME OF ISSUER:

             National-Oilwell, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICERS:
             -------------------------------------------------

             5555 San Felipe
             Houston, Texas 77056

ITEM 2(a).   NAME OF PERSON FILING:
             -------------------------------------------------

             This Statement is being filed by:

             (i) General Electric Capital Corporation, a New York corporation ("GE Capital");

             (ii)  General Electric Capital Services, Inc., a
                   Delaware corporation ("GECS"), which owns all of the outstanding capital stock of GE Capital; and

             (iii) General Electric Company, a New York corporation
                   ("GE"), which owns all of the outstanding capital stock of GECS.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             (i)   GE Capital
                   260 Long Ridge Road
                   Stamford, Connecticut 06927

             (ii)  GECS
                   260 Long Ridge Road
                   Stamford, Connecticut 06927

             (iii) GE
                   3135 Easton Turnpike
                   Fairfield, Connecticut 06431

ITEM 2(c).   CITIZENSHIP:

             See Item 4 of the Cover Page.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:
             -----------------------------

             Common Stock, par value $.01 per share (the "Common Stock").

ITEM 2(e). CUSIP NUMBER:
           ------------

           637071 10 1

ITEM 3.    INFORMATION IF STATEMENT IS BEING FILED PURSUANT TO RULES 13d-1(b)
           ------------------------------------------------------------------
           OR 13d-2(b):
           ------------

           Not applicable.

ITEM 4.    OWNERSHIP:
           ---------


     As of December 31, 1997, GE Capital was the beneficial owner of 2,872,804 shares of Common Stock (the "GE Capital Shares"). The GE Capital Shares constitute 5.6% of the outstanding shares of Common Stock based on 50,972,340 shares of Common Stock outstanding. GECS and GE disclaim beneficial ownership in any shares of Common Stock.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
           --------------------------------------------

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
           ---------------------------------------------------------------

           Not applicable.

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           -------------------------------------------------------------------
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
           -------------------------------------------------------------

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
           ---------------------------------------------------------

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:
           ------------------------------

           Not applicable.

ITEM 10.   CERTIFICATION:
           -------------

           Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                              GENERAL ELECTRIC CAPITAL CORPORATION


                                  /s/ Michael A. Gaudino
                              By:_____________________________________
                                  Name:  Michael A. Gaudino
                                  Title:    Vice President



                              Dated:  February 12, 1998

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                              GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                  /s/ Nancy E. Barton
                              By:____________________________________________
                                 Name:  Nancy E. Barton
                                 Title: Senior Vice President, General
                                        Counsel and Secretary



                              Dated:  February 12, 1998

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                              GENERAL ELECTRIC COMPANY


                                  /s/ Michael A. Gaudino
                              By: __________________________________
                                 Name:     Michael A. Gaudino
                                 Title:    Attorney-in-Fact



                              Dated:  February 12, 1998

                                EXHIBIT INDEX


Exhibit No.                     Description
-----------                     -----------

 Exhibit 1 Power of Attorney executed by GE (incorporated by reference to Exhibit 5 to the Schedule 13D for LaserMaster Technologies, Inc., filed on October 6, 1996).